Exhibit 10.13
2005 DEFERRED COMPENSATION PLAN AND AGREEMENT
THIS PLAN AND AGREEMENT made and entered into as of the 1st day of January 2005 (the “Effective Date”), between TRINITY INDUSTRIES, INC., a Delaware Corporation with its principle office at 2525 Stemmons Freeway, Dallas, Texas 75207 and                                        , an individual (hereinafter called “Officer”);
WITNESSETH:
     WHEREAS, Officer is in the employ of Trinity Industries, Inc. or a subsidiary of Trinity Industries, Inc. hereinafter referred to as the (“Company”) and serves in a capacity which will develop and expand the business of the Company; and
     WHEREAS, in recognition of Officer’s valued services as an employee and officer of the Company, and as an inducement to Officer to continue to serve the Company in the future, the Company desires to provide certain benefits for Officer and his designated beneficiary through a plan of deferred compensation (the “Plan”), as hereinafter set forth; and
     WHEREAS, Officer has been selected by the by the Human Resources Committee of the Board of Directors of the Company (the “Committee”) to participate in this Plan and Officer is willing to remain in the employ of the Company and to have the Company establish an account for deferred compensation in order to provide such benefits, as hereinafter set forth; and
     WHEREAS, Officer has agreed to participate in this Plan on or before the Effective Date, as evidenced by his execution of this document.
     NOW, THEREFORE, in consideration of the premises and the terms, conditions and covenants hereinafter set forth, the Company and Officer hereby agree as follows:
     1. Deferred Compensation Account. As of the Effective Date, the Company shall establish an account on the books of the Company in the name of Officer to which will be accrued deferred compensation in an amount equal to ten percent (10%) of Officer’s combined annual base salary and annual incentive compensation (“Eligible Compensation”) earned on or after the Effective Date, payable in the manner and subject to the conditions hereinafter set forth. Base salary is defined as that amount specifically approved by the Company as base salary and excludes other payments such as perquisite allowance, insurance reimbursements, special awards, etc. Annual incentive compensation shall mean all amounts earned under the Company’s annual Incentive Compensation Program (or comparable annual bonus plan) for a given year whether payable currently or over a period of future years and excludes equity compensation except as awarded in lieu of cash under the annual Incentive Compensation Program. Credits to such account will accrue monthly, at the rate of ten per cent (10%) of Officer’s Eligible Compensation, commencing with the Company’s fiscal year beginning January 1, 2005 and, subject to the annual determination regarding continuation of this Plan by the

Committee. Officer’s deferred compensation account shall be credited with interest at the LIBOR rate plus 6 points as published by the Wall Street Journal through December 31, 2005, 8.75% through December 31, 2006 and at such other rate as determined by the Committee prior to the beginning of each calendar year, (”Interest Equivalent Rate”); such credits shall be made on a monthly basis, at the end of each such period; provided, however, that if Officer’s employment is terminated for any reason, pro rata credit shall be made for the year in which such termination occurs.
     The Committee will make an annual determination regarding the Officer’s continued participation in the Plan. In the event participation of the Officer is terminated, as of such termination date, no further deferral shall accrue to such Officer’s account, but the account shall continue to be maintained and administered (including credits of interest) in accordance with the terms of the Plan. Unless the Committee discontinues participation by the Officer, his participation in the Plan shall continue in like matter for each of the Company’s fiscal years after the first fiscal year for so long as Officer shall continue his employment with the Company.
     2. Administration of Account. The Company shall have the right to segregate from the other general assets of the Company the sums which accrue monthly hereunder as deferred compensation. Neither Officer nor his designated beneficiary shall at any time have any interest in accrued sums which are so segregated and/or invested and reinvested, and such funds, as they are from time to time constituted, shall at all times remain assets of the Company subject to the claims of the general creditors of the Company.
     3. Payment of Deferred Compensation. Subject to the conditions hereinafter set forth, the deferred compensation accrued hereunder and shown to Officer’s credit on the books of the Company shall be payable after termination of employment of Officer for any reason whatsoever. Officer may elect the form of payment of his account, in one of the following two alternatives:
(i)	Payment may be made in annual periodic payments for specified number of years, not fewer than one (1) nor in excess of twenty (20), with the first payment to be made one (1) year from the date on which Officer’s termination occurs and subsequent payments to be made on the same date of each succeeding year; during such period, interest shall be credited with interest at the Interest Equivalent Rate on a monthly basis, at the end of each such period. Each installment payment shall be in an amount equal to a fraction of the amount shown to Officer’s credit on the books of the Company as of the last day of the month preceding the month in which the payment is made, and where such fraction for each payment shall be one (1) divided by the number of payments remaining (including the current payment).

(ii)	Complete payment may be made in a lump sum paid one (1) year from the date of the Officer’s termination of employment.

Officer’s election pursuant to this paragraph must be made as of the Effective Date pursuant to a Distribution Election form provided by the Company and, except as provided below, shall be irrevocable. In the absence of an election, payment shall be made in the form of a lump sum. Officer may change his or her distribution election regarding the timing or form of payment only if any such change is (a) made at least twelve (12) months before the first payment is scheduled to commence, and (b) such change results in each payment being made no earlier than five (5) years after such payment was scheduled to begin under the prior election. However, so such change may result in the acceleration of any payment in violation of Section 409A of the Internal Revenue Codes (hereinafter “Section 409A”). All payments shall be paid to Officer if living, or if not living, to his designated beneficiary (on a form provided by the Company) or, upon failure to make such designation or if the designated beneficiary shall predecease Officer, to Officer’s estate.
Notwithstanding the foregoing, an Officer may make a separate election regarding distribution of his account in the event that Officer’s termination of employment with the Company occurs on or within two years after a “Change in Control” (as defined by Section 409A); in such event, the amount to the credit of Officer will be distributed to Officer either in a lump sum or in annual installments not exceeding twenty (20) years, whichever is so elected by Officer as of the effective date of this Agreement. In the absence of such a separate election, payment shall be made in a lump sum within five (5) days of termination following a “Change in Control.” Officer may change this election only as provided in the preceding paragraph and in a manner as permitted in compliance with Section 409A. If installment payments are elected, the method of distribution shall be similar to the method described for installment payments under the preceding paragraph.
For purposes hereof, a “Change in Control” shall have the same meaning as defined by Section 409A.
     4. Conditions. The payment of deferred compensation to Officer, as hereinabove provided, shall be subject to the following conditions, the breach of either of which shall cause the forfeiture of all rights in and to any and all amounts of deferred compensation remaining unpaid upon the date of any such breach:
     a. Commencing with the date of termination of the employment of Officer and continuing for one (1) year, Officer shall not, directly or indirectly, become or serve as an officer, employee, owner or partner of any business which competes in a material manner with the Company, without prior written consent of the Company.
     b. Commencing with the date of termination of the employment of Officer and continuing for one (1) year, Officer shall be available for consultation in respect of matters pertaining to the business and financial affairs of the Company, upon the request of the Company and at such reasonable and convenient times and places and for such compensation therefor as may be mutually agreed upon.
Notwithstanding the foregoing, the conditions set forth in a. and b. above shall be of no force and effect from and after the occurrence of a Change in Control.

     5. Death. In the event of Officer’s death prior to the receipt of any or all of the installments of deferred compensation, such installments as are then unpaid shall be paid, in the same form and over the same period as such installments would have been paid to Officer, to the beneficiary or beneficiaries designated in writing on a form provided by the Company and filed with the Secretary of the Company by Officer during his lifetime or, upon failure to make such designation or if such designee or designees shall have predeceased Officer, then to Officer’s estate. Officer shall have the right to change the beneficiary designation from time to time by instrument in writing delivered to the Secretary of the Company.
     6. Nonassignability. Officer during his lifetime, and his designated beneficiary or beneficiaries, after his death, shall not be entitled to commute, encumber, sell or otherwise dispose of his or their rights to receive the deferred compensation provided for herein, and the right thereto shall be nonassignable and nontransferable and shall not be subject to execution, attachment or similar process.
     7. Participation in Other Plans. Nothing herein contained shall in any manner modify, impair or effect the existing or future rights or interests of Officer to receive any employee benefits to which he is or would otherwise be entitled, or as a participant in the present or any future incentive bonus plan, stock option plan or pension or profit sharing plan of the Company.
     8. Benefit. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, including any person, firm, corporation or other entity which, by merger, consolidation, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.
     9. Amendment or Termination. This Agreement may be amended or terminated in whole or in part by mutual written agreement of the parties hereto; provided however, no termination of this Agreement shall have the effect of accelerating any payments due under this Agreement.
     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first hereinabove written.

TRINITY INDUSTRIES, INC.

By:

Officer

I designate the following beneficiary (ies) in the event of my death.
     Primary, if living, otherwise to Secondary

Name	Relationship

Secondary

Name	Relationship

Officer’s Signature	Date

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